EXHIBIT 99.1

Rock of Ages FOR IMMEDIATE RELEASE	Investor Contact: Neil G Berkman Berkman Associates (310) 277-5162 info@BerkmanAssociates.com	Company Contact: Kurt Swenson Chairman & CEO (603) 225-8397 www.RockofAges.com

Rock of Ages Reports 2006 First Quarter Results

Revenue and Gross Margin Increased
SG&A and Operating Loss Decreased Versus Prior Year

    CONCORD, NEW HAMPSHIRE, May 9, 2006 . . . Rock of Ages Corporation (NASDAQ/NMS:ROAC) today announced financial results for the three months ended April 1, 2006.

    "We had anticipated a smaller operating loss for this year's first quarter than last year's, and that's just what we delivered. Revenue and gross margin increased, and SG&A decreased in line with our expectations for the period. These improvements are attributable to the cost reduction and efficiency enhancement programs we implemented in 2005, and we are optimistic that our performance will continue to benefit from these efforts throughout 2006.

    "The improvement in results at our retail group is particularly significant. Based on our first quarter performance, we continue to believe that we have positioned our retail group to come very close to delivering our store level target of 15% EBIT margin in 2006," said Chairman and CEO Kurt Swenson.

First Quarter Results

    For the three months ended April 1, 2006, revenue increased 5% to $11,734,000 from $11,194,000 for the first quarter of 2005. Quarry revenue was $3,878,000 for the first quarter of 2006 compared to $4,275,000 for the first quarter of 2005, and was in line with management's expectations. Manufacturing revenue rose to $3,920,000 from $2,864,000, primarily reflecting higher sales of precision products and an increase in sales of memorials to the Company's authorized retailers. Retail revenue was about unchanged at $3,936,000 versus $4,055,000 for the prior year, despite the sale on December 29, 2005 of four retail stores in New Jersey that had revenue of $218,000 in last year's first quarter.

    Gross profit improved 33% to $1,536,000 for this year's first quarter from $1,151,000 for the first quarter of 2005.Gross profit increased in the Company's quarrying and manufacturing segments but decreased in its retail segment, primarily because of the carryover of 2005 pricing on certain memorials set in the first quarter. "We expect retail gross margin to improve beginning in the second quarter as the new price schedule we introduced in January 2006 takes full effect," Swenson said.

    SG&A expense decreased 19% to $6,662,000 from $8,187,000 for the prior year, primarily reflecting a 25% decrease in retail SG&A expense to $4,568,000 from $6,086,000. "We are on track to achieve the $5 million reduction in retail expenses for 2006 that is the planned consequence of last year's cost reductions, and we expect to achieve additional annualized savings in retail SG&A expense of approximately $1.5 million as a result of the reductions in our retail officer group announced today," Swenson said.

    Divisional operating loss declined to $5,126,000 from $7,036,000 for the prior year. "The seasonal pattern of Rock of Ages' financial results is well-established: we always lose money in the first quarter because of scheduled, weather-related closures of certain of our quarries and reduced memorial sets when the ground is frozen. Nevertheless, the operating loss at each of our divisions decreased this year compared to last, which is yet another sign of our progress," Swenson added.

(more)

Rock of Ages Reports 2006 First Quarter Results
May 9, 2006
Page Two

    Unallocated corporate overhead was $1,312,000 for the first quarter of 2006 versus $1,366,000 for the same period a year earlier, matching the Company's expectations. Swenson said that the company continues to expect unallocated corporate overhead to average approximately $1,350,000 per quarter in 2006.

    The pre-tax loss for this year's first quarter declined 19% to $7,083,000 from $8,719,000 for the first quarter of 2005.

    The net loss for the first quarter of 2006 was $7,048,000, or $0.95 per share, including an income tax benefit of $35,000. This compares to a net loss for the first quarter of 2005 of $6,954,000, or $0.94 per share, including an income tax benefit of $1,765,000. Swenson noted that the income tax benefit for the first quarter of 2005 increased the deferred tax asset that was fully reserved later in the year.

Conference Call

    Rock of Ages has scheduled a conference call at 11:00 a.m. EDT. A live webcast may be accessed from the Audio Presentations link at www.RockofAges.com/investor. A replay will be available after 1:00 p.m. EDT at this same Internet addresses, or at (800) 633-8284, reservation #21290680.

About Rock of Ages

    Rock of Ages (www.RockofAges.com) is the largest integrated granite quarrier, manufacturer and retailer of finished granite memorials and granite blocks for memorial use in North America.

Forward-Looking Statements

    This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations, estimates and projections about our business or expected events based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual events, results or outcomes may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including the following: our ability to successfully execute our strategy to expand our business through acquisitions, opening new stores, maintaining our relationships with independent retailers, and forming and maintaining relationships with other death care professionals; changes in demand for the Company's product;, product mix; the timing of customer orders and deliveries; the impact of competitive products and pricing; the success of the Company's branding programs; the excess or shortage of production capacity, difficulties encountered in the integration of acquired businesses; weather conditions; and other risks discussed from time to time in the Company's Securities and Exchange Commission filings and reports including, but not limited to, the risks discussed in the Company's Annual Report on Form 10-K for the year ended December 31, 2005. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

(tables attached)

ROCK OF AGES CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(IN THOUSANDS EXCEPT PER SHARE AMOUNTS)(Unaudited)

	Three Months Ended
	April 1,	April 2,
	2006	2005
Net revenue:
Quarry	$3,878	$4,275
Manufacturing	3,920	2,864
Retail	3,936	4,055

Total net revenue	11,734	11,194

Gross profit:
Quarry	(691)	(877)
Manufacturing	634	199
Retail	1,593	1,829

Total gross profit	1,536	1,151

Selling, general and administrative expenses
Quarry	870	894
Manufacturing	1,224	1,207
Retail	4,568	6,086

Total SG&A expenses	6,662	8,187

Divisional operating income (loss)
Quarry	(1,561)	(1,771)
Manufacturing	(590)	(1,008)
Retail	(2,975)	(4,257)

Divisional operating income (loss)	(5,126)	(7,036)

Unallocated corporate overhead	1,312	1,366

Income (loss) before interest and taxes	(6,438)	(8,402)
Interest expense	645	317

Income (loss) before taxes	(7,083)	(8,719)

Income tax expense (benefit)	(35)	(1,765)

Net Income (loss)	$(7,048)	$(6,954)

Per share information:

Net income (loss) per share ‑basic	$(0.95)	$(0.94)
Net Income (loss) per share ‑diluted	$(0.95)	$(0.94)

Weighted average number of common shares outstanding - basic	7,399	7,396
Weighted average number of common shares outstanding - diluted	7,399	7,396

ROCK OF AGES CORPORATION
COMPARATIVE BALANCE SHEET
(US $ IN THOUSANDS)(Unaudited)

	April 1,	December 31,
ASSETS	2006	2005
Current Assets
Cash and cash equivalents	$1,837	$2,824
Trade receivables, net	12,604	14,720
Inventories	25,116	24,478
Other current assets	2,744	2,686

Total Current Assets	42,301	44,708

Property, plant and equipment, net	49,373	49,634
C.S.V. Life Insurance	731	731
Goodwill	387	387
Other Intangibles	573	598
Intangible Pension Asset	574	574
Long‑term Investments	692	728
Other	1,212	1,252

Total Assets	$95,843	$98,612

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Borrowings under line of credit	$12,257	$10,499
Current installments of long‑term debt	662	661
Current installments of deferred compensation	472	469
Accounts payable	1,905	2,006
Accrued expenses	3,172	3,443
Customer deposits	9,829	7,059

Total Current Liabilities	28,297	24,137

Long‑term debt, excluding current installments	21,279	21,445
Deferred compensation	6,068	6,070
Accrued pension cost	3,742	3,550
Deferred tax liability	70	70
Other	2,035	1,864

Total Liabilities	61,491	57,136

Commitments

Stockholders' Equity
Preferred stock ‑ $.01 par value; 2,500,000	—	—
shares authorized, no shares issued or outstanding
Common stock ‑ Class A, $.01 par value; 30,000,000 shares authorized,
4,660,800 shares issued and outstanding as of April 1, 2006 and December 31, 2005	47	47
Common stock ‑ Class B, $.01 par value; 15,000,000 shares authorized,
2,738,596 shares issued and outstanding as of April 1, 2006 and December 31, 2005	27	27
Additional paid‑in capital	65,551	65,551
Accumulated Deficit	(28,479)	(21,431)
Accumulated other comprehensive loss	(2,794)	(2,718)

Total stockholders' equity	34,352	41,476
Total liabilities and stockholders' equity	$95,843	$98,612